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TheProvoGroup

                    DiVall Insured Income Properties 2, L.P.

                                 QUARTERLY NEWS
================================================================================
A publication of The Provo Group, Inc.                       FOURTH QUARTER 2002

--------------------------------------------------------------------------------
                                                                January 31, 2003

Dear Limited Partner:

Our portfolio is experiencing some signs of stress due to the soft economy and threats of war. However, we expect to substantially resolve most of these issues within the first six months of 2003 (see page 2 for more details).

Fortunately, on an overall basis, our portfolio owns assets that should hold up well even during periods of shrinking consumer demand. A case in point, our 10 Wendy's showed outstanding growth in sales during 2002. Sales overall grew in excess of 10% and every store improved year-over-year.

We are planning another year of returns in excess of 9%.

Sincerely,
Bruce Provo

--------------------------------------------------------------------------------

                             Distribution Highlights

..    $1,055,000 total amount distributed for the Fourth Quarter 2002 which is
     $540,000 higher than originally projected because it included a "return of capital" of $614,000.

..    $22.80 per unit (approx.) for the Fourth Quarter 2002, of this approximately $13 was "return of capital".

..    $1,148 to $950 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (2/90) respectively. (Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities).

See Inside

Property Highlights
   New Leases & Sales..........................................................2
   Litigation Issues...........................................................2
Questions & Answers............................................................3

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Page 2                               DIVALL 2                             4 Q 02

                               Property Highlights

New Leases & Sales

..    Former Hardee's (S. Milwaukee, WI). We have an executed contract with QSRE,
     L.L.C. (operator of Pizza Hut, Taco Bell and KFC) for a purchase price of $450,000. This property has been vacant since last November. We hope to close on this sale during the First Quarter of 2003 and distribute the net proceeds in the May 15, 2003 distribution.

..    Hostetler's (Des Moines, IA). This lease expired December 31, 2002. We are currently negotiating a new lease with the subtenant of this property and expect to finalize within 30 days.

..    Former Village Inn (Grand Forks, ND). We have been successful in finding a new tenant. We agreed on a lease proposal and a new lease is being drawn up. This store will be operated as a Chinese Buffet.

Litigation Issues

..    Mulberry Street Grill (Phoenix, AZ). As we previously reported, our tenant,
     Mulberry Street Grill, vacated the property and filed bankruptcy. We returned the property to the Ground Lessor, who released the property but sued us for related leasing costs and ground rent. We filed our appeal with the courts on September 11, 2002. The Partnership was required to escrow $140,000 at the clerk of court during this appeal process. Management and counsel for the Partnership continue to believe the merits of our case are strong. Oral arguments will be heard by the appellate court on March 5, 2003. Unfortunately, the ground lessor's tenant has vacated, which clouds mitigation claims by us. We may take possession of this property again to assure appropriate leasing motivation.

..    Village Inn (Grand Forks, ND). This tenant vacated the property and ceased paying rent, although the Lease does not expire until November 2009. The defendant clearly defaulted on the terms of the Lease when they vacated the premises and ceased paying rent prior to the expiration date of the Lease. There will be a pre-trial conference on February 12, 2003 at which time a date will be set for trial.

..    Denny's/Fiesta Time (Twin Falls, ID). Phoenix Foods, Inc. filed bankruptcy and rejected this Lease. The Bankruptcy court approved that rejection on November 6, 2001. Thus, the Lease and any subsequent subleases were effectively terminated. Phoenix Food's subtenant, Fiesta Time, has not only refused to vacate the premises, they have never paid us rent. We obtained a court order to evict the sub-tenant which was affirmed on appeal on January 29, 2003. However, the sub-tenant has appealed the decision to the Idaho Supreme Court and is still occupying the property. Fiesta Time is "playing" the judicial system for all its worth and any rights of the Landlord are being trampled.

..    Popeye's (Park Forest, IL) This tenant was delinquent at December 31, 2002 in the amount of $89,374. We have defaulted this tenant and the case was scheduled for October 10, 2002. However, the tenant's attorney contacted us in an effort to settle this matter outside of the courts. We offered this tenant the ability to pay the past due percentage rent ($72,075 plus late fees) in installments.

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Page 3                               DIVALL 2                             4 Q 02

                               Questions & Answers

..    When can I expect my next distribution mailing?
     Your distribution correspondence for the First Quarter of 2003 is scheduled to be mailed on May 15, 2003.

..    When can I expect to receive my 2002 Schedule K-1?
     The K-1's will be mailed on or before February 28, 2003.

..    When will the December 31, 2002 net asset value be calculated?
     The revised net asset valuation will be ready sometime in mid-February 2003. The net asset valuation letters will be mailed on February 28, 2003.

..    When will we "vote" again to either liquidate or continue the Partnership?
     The last proxy statement was sent in May 2001. In that mailing we advised investors that we would send out a proxy every other year (in May). Therefore, as promised a revised proxy will be sent out sometime in May 2003.

..    If I have questions or comments, how can I reach your office?

     MAIL:     Investor Relations, 101 W. 11th Street, Suite 1110
               Kansas City, MO  64105
     PHONE:    800-547-7686 OR (816) 421-7444 EXTENSION 224
     FAX:      (816) 221.2130
     E-MAIL:   mevans@theprovogroup.com

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                     DIVALL INSURED INCOME PROPERTIES 2 L.P.
                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
               FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 2002.

                                                                           PROJECTED     ACTUAL      VARIANCE
                                                                          ----------   -----------   ---------
                                                                             4TH           4TH
                                                                            QUARTER      QUARTER      BETTER
OPERATING REVENUES                                                        12/31/2002    12/31/2002    (WORSE)
                                                                          ----------   -----------   ---------
   Rental income                                                           $ 827,824   $   820,768     ($7,056)
   Interest income                                                             9,000         5,133      (3,867)
   Gain on sale of asset                                                           0       142,939     142,939
   Other income                                                                    0         1,840       1,840
                                                                           ---------   -----------   ---------
TOTAL OPERATING REVENUES                                                   $ 836,824   $   970,680   $ 133,856
                                                                           ---------   -----------   ---------
OPERATING EXPENSES
   Insurance                                                               $   6,612   $     7,991     ($1,379)
   Management fees                                                            49,533        49,875        (342)
   Overhead allowance                                                          3,996         4,028         (32)
   Advisory Board                                                              2,189         2,188           2
   Administrative                                                              6,388         9,873      (3,485)
   Professional services                                                      10,847        11,646        (799)
   Auditing                                                                   14,350        28,750     (14,400)
   Legal                                                                       6,000        24,305     (18,305)
   Property Expenses                                                          39,100        32,356       6,744
                                                                           ---------   -----------   ---------
TOTAL OPERATING EXPENSES                                                   $ 139,015   $   171,012    ($31,997)
                                                                           ---------   -----------   ---------
INVESTIGATION AND RESTORATION EXPENSES                                     $       0   $       135       ($135)
                                                                           ---------   -----------   ---------
NON-OPERATING EXPENSES
   Uncollectible Receivable                                                $       0   $    39,080    ($39,080)
   Depreciation                                                               86,100        76,659       9,441
   Amortization                                                                3,563        11,335      (7,772)
   Commissions paid on sale of property                                            0        18,540     (18,540)
   Judgement Expense                                                               0             0           0
                                                                           ---------   -----------   ---------
TOTAL NON-OPERATING EXPENSES                                               $  89,663   $   145,615    ($55,952)
                                                                           ---------   -----------   ---------
TOTAL EXPENSES                                                             $ 228,678   $   316,763    ($88,085)
                                                                           ---------   -----------   ---------
NET INCOME                                                                 $ 608,146   $   653,918   $  45,772

OPERATING CASH RECONCILIATION:                                                                        VARIANCE
                                                                                                     ---------
   Depreciation and amortization                                              89,663        87,995      (1,668)
   Recovery of amounts previously written off                                      0        (1,115)     (1,115)
   Gain on sale of asset                                                           0      (142,939)   (142,939)
   (Increase) Decrease in current assets                                    (368,009)     (355,227)     12,782
   Increase (Decrease) in current liabilities                                 24,684       144,075     119,391
   (Increase) Decrease in cash reserved for payables                          27,177      (146,690)   (173,867)
   Current cash flows advanced from (reserved for) future distributions      191,450       191,450           0
                                                                           ---------   -----------   ---------
Net Cash Provided From Operating Activities                                $ 573,112   $   431,468   ($141,644)
                                                                           ---------   -----------   ---------
CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
   Indemnification Trust (Interest earnings reinvested)                       (4,500)       (1,521)      2,979
   Leasing Commissions paid                                                        0             0           0
   Security Deposits                                                               0         9,568       9,568
   Net sale proceeds from sale of property                                         0       612,999     612,999
   Recovery of amounts previously written off                                      0         1,115       1,115
                                                                           ---------   -----------   ---------
Net Cash (Used In) From Investing And Financing Activities                   ($4,500)  $   622,161   $ 626,661
                                                                           ---------   -----------   ---------

Total Cash Flow For Quarter                                                $ 568,612   $ 1,053,628   $ 485,016

Cash Balance Beginning of Period                                             972,160       725,380    (246,780)
Less 3rd quarter distributions paid 11/02                                   (515,000)     (365,000)    150,000
Change in cash reserved for payables or future distributions                (218,627)      (44,760)    173,867
                                                                           ---------   -----------   ---------
Cash Balance End of Period                                                 $ 807,145   $ 1,369,248   $ 562,103

Cash reserved for 4th quarter L.P. distributions                            (515,000)   (1,055,000)   (540,000)
Cash reserved for payment of accrued expenses                               (229,843)     (261,736)    (31,893)
Cash advanced from (reserved for) future distributions                             0             0           0
                                                                           ---------   -----------   ---------
Unrestricted Cash Balance End of Period                                    $  62,302   $    52,512     ($9,790)
                                                                           =========   ===========   =========

                                                                          ----------   -----------   ---------
                                                                           PROJECTED      ACTUAL      VARIANCE
                                                                          ----------   -----------   ---------
*  Quarterly Distribution                                                  $ 515,000   $ 1,055,000   $ 540,000
   Mailing Date                                                           02/15/2003    (enclosed)          --

*  Refer to distribution letter for detail of quarterly distribution.

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PROJECTIONS FOR
DISCUSSION PURPOSES

                      DIVALL INSURED INCOME PROPERTIES 2 LP
                              2002 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO              (Note 1)

                                               ---------------------------
                                                       REAL ESTATE
                                               ---------------------------
                                                            ANNUAL
--------------------------------------------                 BASE      %
CONCEPT                         LOCATION         COST        RENT    YIELD
--------------------------------------------   ---------------------------
APPLEBEE'S                   COLUMBUS, OH      1,059,465   135,780   12.82%

BLOCKBUSTER                  OGDEN, UT           646,425    99,000   15.32%

DENNY'S                      PHOENIX, AZ         972,726    65,000    6.68%

CHINESE RESTAURANT (7)(10)   PHOENIX, AZ         865,900    37,500    4.33%
   (FORMERLY DENNY'S)

VACANT                       TWIN FALLS, ID      699,032         0    0.00%

VACANT (11)                  S MILWAUKEE, WI     808,032         0    0.00%

SOLD (3)(9)                  HARTFORD, WI        686,563    48,000    6.99%

HARDEE'S (3)(6)              FOND DU LAC, WI     849,767    88,000   10.36%

HOOTER'S                     R. HILLS, TX      1,246,719    95,000    7.62%

VACANT (12)                  DES MOINES, IA      845,000    60,000    7.10%

KFC                          SANTA FE, NM        451,230    60,000   13.30%

MIAMI SUBS (8)               PALM BEACH, FL      743,625    55,500    7.46%
--------------------------------------------   ---------------------------

----------------------------------------   -----------------------------
                EQUIPMENT                              TOTALS
----------------------------------------   -----------------------------
   LEASE                ANNUAL
EXPIRATION              LEASE       %                   ANNUAL
   DATE        COST    RECEIPTS   RETURN     COST      RECEIPTS   RETURN
----------------------------------------   -----------------------------
              84,500       0       0.00%   1,143,965    135,780    11.87%

                                             646,425     99,000    15.32%

             183,239       0       0.00%   1,155,965     65,000     5.62%

             221,237       0       0.00%   1,087,137     37,500     3.45%


             190,000       0       0.00%     889,032          0     0.00%

                                             808,032          0     0.00%

                                             686,563     48,000     6.99%

        (2)  290,469       0       0.00%   1,140,236     88,000     7.72%

                                           1,246,719     95,000     7.62%

              52,813       0       0.00%     897,813     60,000     6.68%

                                             451,230     60,000    13.30%

                                             743,625     55,500     7.46%
----------------------------------------   -----------------------------

Note 1: This property summary includes only property and equipment held by the Partnership during 2002.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     4: The lease with Hardee's Food Systems was terminated as of April 30, 2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.
     5: The tenant vacated the property in February 2002, however, Village Inn remains liable until a lease termination agreement is executed.
     6: Management received notice that Hardee's Food Systems closed this restaurant in April 2002. Hardee's will remain liable until a lease termination agreement is executed.
     7: Due to the rejection of the Phoenix Restaurant Group, Inc. lease by the Bankruptcy Court in the Fourth Quarter of 2001, the sublessee chose not to continue to lease the property. Rent charges ceased as of May 31, 2002.
     8: Management agreed to reduce Miami Sub's monthly rent from $5,000 to $4,000 for the months of July - October 2002. A new lease was executed as of November 1, 2002 with rent of $4,500 per month.
     9: The property was sold in early October 2002 at a sale price of $618,000.
     10: A new lease has been accepted at the vacant N. 7th property. The new tenant obtained possession of the property in August 2002 and monthly rent of $5,500 begins in January 2003.
     11: A contract was executed in the Fourth Quarter of 2002 for the sale of the property in the First Quarter of 2003 at a sale price of $450,000.
     12: Hostetler's lease expired on December 31, 2002 and the former tenant did not renew its lease on the property.

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PROJECTIONS FOR
DISCUSSION PURPOSES

                      DIVALL INSURED INCOME PROPERTIES 2 LP
                              2002 PROPERTY SUMMARY
                              AND RELATED RECEIPTS

PORTFOLIO              (Note 1)

                                          ------------------------------
                                                    REAL ESTATE
                                          ------------------------------
                                                         ANNUAL
---------------------------------------                   BASE       %
CONCEPT                LOCATION              COST         RENT     YIELD
---------------------------------------   ------------------------------
OMEGA RESTAURANT (4)   MILWAUKEE, WI       1,010,045      84,840    8.40%
   "             "       "        "
   "             "       "        "

POPEYE'S               PARK FOREST, LL       580,938      77,280   13.30%

SUNRISE PS             PHOENIX, AZ         1,084,503     123,318   11.37%

VILLAGE INN  (5)       GRAND FORKS, ND       739,375      96,600   13.07%

WENDY'S                AIKEN, SC             633,750      90,480   14.28%
WENDY'S                CHARLESTION, SC       580,938      77,280   13.30%
WENDY'S                N. AUGUSTA, SC        660,156      87,780   13.30%
WENDY'S                AUGUSTA, GA           728,813      96,780   13.28%
WENDY'S                CHARLESTON, SC        596,781      76,920   12.89%
WENDY'S                AIKEN, SC             776,344      96,780   12.47%
WENDY'S                AUGUSTA, GA           649,594      86,160   13.26%
WENDY'S                CHARLESTON, SC        528,125      70,200   13.29%
WENDY'S                MT. PLEASANT, SC      580,938      77,280   13.30%
WENDY'S                MARTINEZ, GA          633,750      84,120   13.27%

---------------------------------------   ------------------------------

---------------------------------------   ------------------------------
PORTFOLIO TOTALS                          19,658,534   1,969,598   10.02%
---------------------------------------   ------------------------------

------------------------------------------   -------------------------------
                 EQUIPMENT                                TOTALS
------------------------------------------   -------------------------------
   LEASE                  ANNUAL
EXPIRATION                LEASE       %                    TOTAL
   DATE         COST     RECEIPTS   RETURN      COST      RECEIPTS    RETURN
------------------------------------------   -------------------------------
               260,000      0        0.00%    1,421,983      84,840     5.97%
               151,938      0        0.00%
               780,000      0        0.00%      780,000           0     0.00%

                                                580,938      77,280    13.30%

                79,219      0        0.00%    1,182,735     123,318    10.43%
                19,013      0        0.00%
                                                739,375      96,600    13.07%

                                                633,750      90,480    14.28%
                                                580,938      77,280    13.30%
                                                660,156      87,780    13.30%
                                                728,813      96,780    13.28%
                                                596,781      76,920    12.89%
                                                776,344      96,780    12.47%
                                                649,594      86,160    13.26%
                                                528,125      70,200    13.29%
                                                580,938      77,280    13.30%
                                                633,750      84,120    13.27%

------------------------------------------   -------------------------------

------------------------------------------   -------------------------------
             2,312,428      0        0.00%   21,970,962   1,969,598     8.96%
------------------------------------------   -------------------------------

Note 1: This property summary includes only property and equipment held by the Partnership during 2002.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     4: The lease with Hardee's Food Systems was terminated as of April 30, 2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.
     5: The tenant vacated the property in February 2002, however, Village Inn remains liable until a lease termination agreement is executed.
     6: Management received notice that Hardee's Food Systems closed this restaurant in April 2002. Hardee's will remain liable until a lease termination agreement is executed.
     7: Due to the rejection of the Phoenix Restaurant Group, Inc. lease by the Bankruptcy Court in the Fourth Quarter of 2001, the sublessee chose not to continue to lease the property. Rent charges ceased as of May 31, 2002.
     8: Management agreed to reduce Miami Sub's monthly rent from $5,000 to $4,000 for the months of July - October 2002. A new lease was executed as of November 1, 2002 with rent of $4,500 per month.
     9: The property was sold in early October 2002 at a sale price of $618,000.
     10: A new lease has been accepted at the vacant N. 7th property. The new tenant obtained possession of the property in August 2002 and monthly rent of $5,500 begins in January 2003.
     11: A contract was executed in the Fourth Quarter of 2002 for the sale of the property in the First Quarter of 2003 at a sale price of $450,000.
     12: Hostetler's lease expired on December 31, 2002 and the former tenant did not renew its lease on the property.

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